Exhibit 99.1

GI Dynamics, Inc. - News Release

FOR IMMEDIATE RELEASE

GI Dynamics, Inc. Announces the Appointment of Medical Device Industry Veteran

Michael D. Dale as President & Chief Executive Officer

Stuart A. Randle to Step Down from CEO Role

LEXINGTON, Massachusetts & SYDNEY, Australia – 28 August 2014 – GI Dynamics, Inc. (ASX: GID) today announced the appointment of Michael D. Dale as President, CEO and member of the Board of Directors of GI Dynamics, effective September 18, 2014. Mr. Dale will replace Stuart A. Randle, who will be stepping down as President and CEO, but will remain on the Board and available as a consultant during a transition period. Mr. Dale brings more than 25 years of executive experience successfully driving growth and delivering financial results in dynamic, innovative public and private medical device organizations.

“On behalf of the entire GI Dynamics organization, I want to thank Stu for his significant contributions to the company over the last decade,” stated Jack Meyer, Chairman of the Board of Directors for GI Dynamics. “Stu was instrumental in securing the CE Mark for EndoBarrier®, gaining Food and Drug Administration approval for initiating the pivotal clinical study for EndoBarrier in the United States and successfully completing critical financings, including the Company’s initial public offering on the Australian Securities Exchange. We appreciate Stu’s leadership through these important milestones and his continued support during this CEO transition period.”

Mr. Dale brings nearly three decades of operational leadership and global commercialization experience to GI Dynamics, spanning multiple high technology, transformative medical device companies in the cardiovascular, neuromodulation and electrophysiology markets. Previously, Mr. Dale served as Chairman, President and CEO of publicly traded ATS Medical until its acquisition in 2010 by Medtronic. During his eight-year tenure, ATS established itself as a leader in the surgical treatment of heart valve disease and atrial fibrillation resulting in significant expansion in market capitalization, from $7.5 million to more than $375 million. Most recently, Mr. Dale served as President and CEO of Helical Solutions, an early stage venture capital funded business dedicated to development of the Tornado™ system for treatment of atrial fibrillation. In addition to Helical Solutions and ATS Medical, Mr. Dale has held executive leadership roles with Endocardial Solutions, Cyberonics, St. Jude Medical and Edwards Life Sciences. He brings extensive international experience including serving as the Business Unit Director of Heart Valves in Europe for St. Jude Medical, responsible for Europe, Scandinavia, Russia, the Middle East and Africa, as well as in his roles at Cyberonics, as Vice President of Global Sales and Managing Director of Cyberonics Europe S.A. Mr. Dale holds a Bachelor of Science degree from California Polytechnic State University in San Luis Obispo, California.

“Mike is an exceptional leader with an impressive track record in the medical device sector,” said Mr. Randle. “Building GI Dynamics has been an incredible journey over the last 10 years, and we are fortunate to have a leader of Mike’s caliber to drive the future success of the company. I look forward to making this a seamless transition for him and the rest of our organization.”

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	De Tweeling 20-22 ‘s-Hertogenbosch 5215 MC, THE NETHERLANDS T: + 31 13 547 9300
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 2

“I am delighted and honored by the opportunity to lead GI Dynamics,” commented Mr. Dale. “When every stakeholder stands to benefit in meaningful ways from the application of a better solution to a significant problem, you have the basis for a great business. With the focus on better treatment of type 2 diabetes and obesity, I believe GI Dynamics offers this potential. The growing body of clinical evidence in support of EndoBarrier is compelling and provides a strong foundation upon which to build. I look forward to working with the management team and the Board to develop the strategies required to fulfill our business purpose.”

About GI Dynamics

GI Dynamics, Inc. (ASX: GID) is the developer of EndoBarrier®, the first endoscopically-delivered device therapy approved for the treatment of type 2 diabetes and/or obesity. EndoBarrier is approved and commercially available in multiple countries outside the U.S. EndoBarrier is not approved for sale in the U.S. and is limited by federal law to investigational use only in the United States. GI Dynamics is conducting a pivotal clinical trial of EndoBarrier in the U.S. for the treatment of patients who have uncontrolled type 2 diabetes and are obese. Founded in 2003, GI Dynamics is headquartered in Lexington, Massachusetts. For more information, please visit www.gidynamics.com.

Forward-Looking Statements

This announcement contains forward-looking statements concerning: our development and commercialization plans; our potential revenues, costs, profitability and financial performance; our ability to obtain reimbursement for our products; our clinical trials, and associated regulatory submissions and approvals; the number and location of commercial centres offering the EndoBarrier®; and our intellectual property position. These forward-looking statements are based on the current estimates and expectations of future events by the management of GI Dynamics, Inc. as of the date of this announcement and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements, including those described in our filings with the U.S. Securities and Exchange Commission.

These risks and uncertainties include, but are not limited to: risks associated with the possibility that clinical trials will not be successful or confirm earlier results; risks associated with obtaining funding from third parties; risks relating to the timing and costs of clinical trials, results of clinical trials, the timing of regulatory submissions, the timing and receipt of regulatory approvals, the timing and amount of other expenses; execution risks; competition; risks related to market acceptance of products; intellectual property risks; and assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches, future financial results and other factors. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Enquiries:	Media Enquiries:

United States Robert Crane, Chief Financial Officer +1 (781) 357-3250	United States/Europe: Dan Budwick, Pure Communications Inc. +1 (973) 271-6085

Australia David Allen or John Granger, Hawkesbury Partners Pty Limited +61 2 9325 9046	Australia Angela Ceberano, Flourish PR +61 3 9092 8445

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	De Tweeling 20-22 ‘s-Hertogenbosch 5215 MC, THE NETHERLANDS T: + 31 13 547 9300
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388